EXHIBIT 99.1

ABH (TSX, NYSE)

US$

ABITIBIBOWATER DELIVERS ONGOING IMPROVEMENTS IN

Q2 OPERATING RESULTS

•	Annual Synergy Run Rate of Over $270 Million at End of Q2

•	Operating Income Improvement of $86 Million, $104 Million Excluding Special Items

•	Newsprint Segment Improves to Break-Even

•	Phase 2 Review of Operations Ongoing

MONTREAL, August 7, 2008 – AbitibiBowater Inc. today reported a net loss for the second quarter 2008 of $251 million, or $4.36 per diluted share, on sales of $1.7 billion. These results compare with a net loss of $248 million, or $4.32 per diluted share, on sales of $1.7 billion for the first quarter of 2008.

Second quarter 2008 special items, net of tax, consisted of the following: an $11 million loss relating to foreign currency changes, an $11 million gain on asset sales, a $29 million loss related to asset closures, impairment and severance and a $72 million charge related to tax adjustments. Excluding these special items, the net loss for the quarter would have been $150 million, or $2.60 per diluted share. Reconciliations of non-GAAP measures are contained in Notes 5 and 6 of this release.

“Although our financial results remain unacceptable, we did see a significant improvement in our operating performance in the quarter. Our efforts to offset cost pressures with synergies, combined with our announced price increases, should provide a significant improvement in both our operating efficiency and financial performance through the balance of this year,” stated President and CEO David J. Paterson. "Recognizing continued market and economic challenges, AbitibiBowater is ready to take all actions it believes necessary, including the elimination of unprofitable production. Also, as our Phase 2 review of operations continues, an important consideration will be the renewal on acceptable terms of the CEP labor agreements of our Canadian operations in 2009."

Segment Detail

Coated Papers

Income for the coated papers segment of $35 million for the second quarter was essentially flat compared to the first quarter of 2008. EBITDA from the segment was $45 million. The Company's average transaction price for coated papers increased $44 per short ton during the quarter, while average operating costs increased $28 per short ton mainly due to higher energy related costs. The Company is implementing the third quarter price increase of $50 per short ton. Building on the Catawba success, AbitibiBowater is examining options for a future conversion of a newsprint machine to coated mechanical paper.

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Market Pulp

Income for the market pulp segment of $21 million for the second quarter was lower by $10 million compared to the first quarter of 2008. EBITDA was $34 million. The average market pulp transaction price for the Company increased $6 per metric ton, while average operating costs increased $47 per metric ton compared to the first quarter, mainly as a result of higher fiber and energy costs, as well as scheduled annual outages at the Calhoun, Tennessee and Thunder Bay, Ontario facilities.

Newsprint

For the second quarter, the newsprint segment generated income of $1 million, compared to a loss of $69 million for the first quarter of 2008, while EBITDA improved from $14 million to $81 million. The Company's average transaction price increased $49 per metric ton. Average operating costs decreased $5 per metric ton, compared to the first quarter as a result of mill closures or idling in the first quarter and the realization of significant merger-related synergies. The Company has implemented the previously announced $20 per metric ton per month price increases for newsprint for the first eight months of this year and anticipates implementing the September $20 per metric ton price increase.

Specialty Papers

The specialty papers segment had a loss of $32 million, compared to a loss of $39 million for the first quarter and EBITDA improved to $37 million. The Company's average transaction price increased $35 per short ton during the quarter, while average operating costs increased $29 per short ton, mainly due to repair spending and higher energy related costs.

Wood Products

For the second quarter, the wood products segment had a loss of $13 million, compared to a loss of $35 million for the first quarter and EBITDA improved from a loss of $24 million to a loss of $2 million. The average transaction price for the Company increased $9 per thousand board feet, while average operating costs decreased $51 per thousand board feet compared to the first quarter due to continued cost reduction efforts, the idling of higher cost facilities and a $15 million benefit as a result of the sale of log inventory previously subjected to lower of cost or market adjustments.

Investor Call

A conference call hosted by Management to discuss Q2 results will be held today at 10:00 AM (Eastern). Interested parties should dial (866) 898-9626 or (514) 868-1042 fifteen minutes before the beginning of the call, which will be webcast at www.abitibibowater.com, under “Webcasts and Presentations" in the "Investors" section.

Participants not able to listen to the live conference call can access a replay, which will also be available on the “Investors” section of the Company’s website beginning an hour after the conclusion of the call. Replay by phone will be available until August 16, 2008, by dialing (514) 861-2272 (Passcode 3265672 #).

About AbitibiBowater

AbitibiBowater produces a wide range of newsprint, commercial printing papers, market pulp and wood products. It is the eighth largest publicly traded pulp and paper manufacturer in the world. AbitibiBowater owns or operates 27 pulp and paper facilities and 34 wood products facilities located in the United States, Canada, the United Kingdom and South Korea. Marketing its products in more than 90 countries, the Company is also among the world's largest recyclers

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of old newspapers and magazines, and has more third-party certified sustainable forest land than any other company in the world. AbitibiBowater’s shares trade under the stock symbol ABH on both the New York Stock Exchange and the Toronto Stock Exchange.

For Investors:	For Media:
Duane Owens	Seth Kursman
Vice President and Treasurer	Vice President, Communications and Government Affairs
(864) 282-9488	(514) 394-2398
seth.kursman@abitibibowater.com

Forward-Looking Statements

Statements in this news release that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements about our efforts to improve operating and financial performance, our plans for future price increases for certain of our products, our Phase 2 Review of Operations, our efforts to reduce costs, increase revenues and profitability, our potential conversion of manufacturing capacity to coated and other value-added papers, and our business outlook, our assessments of market conditions and our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “may,” “expect,” “believe,” “anticipate,” and other terms with similar meaning indicating possible future events or potential impact on the business or stockholders of AbitibiBowater.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, industry conditions generally and further growth in alternative media, our ability to realize announced price increases, our ability to obtain timely contributions to our cost-reduction initiatives from our unionized and salaried employees, the prices and terms under which we would be able to sell targeted assets, the continued strength of the Canadian dollar against the U.S. dollar, and the costs of raw materials such as energy, chemicals and fiber. In addition, with respect to forward-looking statements relating to the combination of Abitibi-Consolidated Inc. and Bowater Incorporated, the following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully or that the improved financial performance, product quality and product development will not be achieved; the risk that other combinations within the industry or other factors may limit our ability to improve our competitive position; the risk that the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected; and disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors are detailed from time to time in AbitibiBowater’s filings with the Securities and Exchange Commission (SEC) and the Canadian securities regulatory authorities, including those factors contained in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007, filed with the SEC on March 20, 2008, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 12, 2008, under the caption “Risk Factors” in each respective report. All forward-looking statements in this news release are expressly qualified by information contained in the Company’s filings with the SEC and the Canadian securities regulatory authorities. AbitibiBowater disclaims any obligation to update or revise any forward-looking information.

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ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007 (1)	2008	2007 (1)
Sales	$1,696	$798	$3,424	$1,570
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	1,293	639	2,696	1,240
Depreciation, amortization and cost of timber harvested	187	80	378	160
Distribution costs	189	83	388	158
Selling and administrative expenses	90	46	187	95
Closure costs, impairment and other related charges	17	—	27	—
Net gain on disposition of assets (2)	(17)	(65)	(40)	(123)

Operating (loss) income	(63)	15	(212)	40

Other income (expense):
Interest income	3	2	6	4
Interest expense	(203)	(48)	(332)	(95)
Foreign exchange gain (loss)	(16)	(17)	25	(20)
Other, net	28	2	18	(2)

	(188)	(61)	(283)	(113)

Loss before income taxes and minority interests	(251)	(46)	(495)	(73)
Income tax benefit (provision) (3)	5	(19)	2	(20)
Minority interests, net of tax	(5)	2	(6)	(5)

Net loss	$(251)	$(63)	$(499)	$(98)

Net loss per common share:
Basic and diluted (4)	$(4.36)	$(2.09)	$(8.68)	$(3.28)

Weighted-average number of shares outstanding:
Basic and diluted (4)	57.6	29.9	57.5	29.9

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$341	$195
Accounts receivable, net	805	754
Inventories, net	828	906
Assets held for sale (2)	197	184
Other current assets	108	103

Total current assets	2,279	2,142

Timber and timberlands	52	58
Fixed assets, net	5,314	5,707
Goodwill	780	779
Other intangible assets, net	1,164	1,203
Other assets	599	430

Total assets	$10,188	$10,319

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,100	$1,206
Short-term bank debt	652	589
Current installments of long-term debt	16	364
Liabilities associated with assets held for sale (2)	12	19

Total current liabilities	1,780	2,178

Long-term debt, net of current installments	5,441	4,695
Pension and other postretirement benefit obligations	884	936
Other long-term liabilities	240	231
Deferred income taxes	218	230
Minority interests in subsidiaries	150	150
Commitments and contingencies
Shareholders' equity	1,475	1,899

Total liabilities and shareholders' equity	$10,188	$10,319

ABITIBIBOWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2008	2007 (1)
Cash flows from operating activities:
Net loss	$(499)	$(98)
Adjustments to reconcile net loss to net cash from operating activities:
Share-based compensation	7	8
Depreciation, amortization and cost of timber harvested	378	160
Deferred income taxes	(9)	23
Minority interests, net of tax	6	5
Net pension contributions	(110)	(11)
Net gain on disposition of assets	(40)	(123)
Amortization of debt discount (premium), net	43	(4)
Gain on extinguishment of debt	(31)	—
Gain on translation of foreign-currency denominated debt	(15)	(17)
Changes in working capital:
Accounts receivable	(65)	18
Inventories	56	(34)
Income tax receivables and payables	10	—
Accounts payable and accrued liabilities	(97)	(15)
Other, net	(8)	32

Net cash used for operating activities	(374)	(56)

Cash flows from investing activities:
Cash invested in fixed assets, timber and timberlands	(82)	(51)
Disposition of assets, including timber and timberlands	205	147
Direct acquisition costs related to the Combination	—	(12)
Cash received in monetization of financial instruments	4	—

Net cash provided by investing activities	127	84

Cash flows from financing activities:
Cash dividends, including minority interests	(7)	(23)
Short-term financing	93	8
Short-term financing repayments	(18)	(8)
Issuance of long-term debt	974	—
Payments of long-term debt	(508)	(15)
Payment of deferred financing and credit facility fees	(71)	—
Increase in restricted cash requirements	(70)	—

Net cash provided by (used for) financing activities	393	(38)

Net increase (decrease) in cash and cash equivalents	146	(10)
Cash and cash equivalents:
Beginning of period	195	99

End of period	$341	$89

ABITIBIBOWATER INC.

Notes to the Press Release and Unaudited Consolidated Financial Statement Information

(1)	On October 29, 2007, pursuant to a Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) combined in a merger of equals (the “Combination”), with each becoming a wholly-owned subsidiary of AbitibiBowater Inc. The Combination has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations." Bowater is deemed to be the “acquirer” of Abitibi for accounting purposes, and AbitibiBowater is deemed to be the successor to Bowater for purposes of U.S. securities laws and regulations governing financial reporting. Therefore, unless otherwise indicated, our press release and unaudited Consolidated Financial Statement information, including related notes, reflect the results of operations and financial position of both Abitibi and Bowater as of June 30, 2008 and December 31, 2007 and for the three-month and six-month periods ended June 30, 2008 and those of only Bowater for the three-month and six-month periods ended June 30, 2007. No significant adjustments were made to the preliminary purchase price allocation during the six months ended June 30, 2008.

(2)	During the three months ended March 31, 2008, we sold approximately 14,916 acres of timberlands, our Price sawmill and other assets for proceeds of approximately $29 million, resulting in a net gain on disposition of assets for the first quarter of 2008 of $23 million. During the three months ended June 30, 2008, we sold approximately 28,200 acres of timberlands, our Snowflake, Arizona newsprint mill and certain related assets and liabilities, and other assets for proceeds of approximately $176 million, resulting in a net gain on disposition of assets for the second quarter of 2008 of $17 million. As a result of the restatement of our Snowflake mill to its fair market value less costs to sell as of the date of the Combination, we did not recognize a gain or loss on this sale. During the first and second quarters of 2007, we sold approximately 52,200 acres and 55,600 acres, respectively, of timberlands primarily located in Tennessee and Canada. At June 30, 2008, we held our Fort William, Ontario and our Mokpo, Korea facility and some of our timberlands in the United States and Canada for sale.

(3)	During the first and second quarters of 2008, income tax benefits and tax credits of $93 million and $79 million, respectively, arising primarily from operating losses outside the United States were entirely offset by tax charges to increase our tax valuation allowance. During the first and second quarters of 2007, income tax benefits and tax credits of $13 million and $24 million, respectively, were entirely offset by tax charges to increase our tax valuation allowance.

(4)	For the calculation of basic and diluted loss per share for the three and six months ended June 30, 2008 and 2007, no adjustments to net loss are necessary. Additionally, no adjustments to our basic weighted-average number of common shares outstanding are necessary to compute our diluted weighted-average number of common shares outstanding for all periods presented as the effect would be anti-dilutive. In addition, no adjustments to net loss and the diluted weighted average number of common shares were necessary after giving effect to the assumed conversion of the convertible notes representing 35 million additional common shares. As a result of the Combination, each issued and outstanding share of Bowater common stock and exchangeable share of Bowater Canada Inc. was converted into 0.52 of a share of AbitibiBowater common stock and 0.52 of an exchangeable share of AbitibiBowater Canada Inc., respectively. All share and share-related information for the periods preceding the Combination have been restated to reflect the Bowater exchange ratio of 0.52.

(5)	A reconciliation of certain financial statement line items reported under generally accepted accounting principles ("GAAP") to our use of non-GAAP measures of operating income (loss), net loss and loss per share reported before special items is presented in the tables below. We believe that these measures allow investors to more easily compare our ongoing operations and financial performance from period to period. These non-GAAP measures should be considered in addition to and not as a substitute for measures of financial performance prepared in accordance with GAAP. Consequently, investors should rely on GAAP operating income (loss), net loss and loss per share. Non-GAAP measures included in our press release include:

Operating income (loss) before special items—is defined as operating income (loss) from our Consolidated Statements of Operations adjusted for special items. Internally, we use a non-GAAP operating income (loss) measure as an indicator of a segment's performance and excludes closure costs, impairment and other related charges, severance and merger-related costs, gains on dispositions of assets and other discretionary charges or credits from GAAP operating income. Therefore, this non-GAAP presentation is consistent with our internal presentation. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Net loss before special items—is defined as net loss from our Consolidated Statements of Operations adjusted for the special items discussed above plus foreign exchange gains or losses, and the adjustment for tax charges that have been taken against income tax benefits arising primarily from operating losses at certain of our operations outside the United States (refer to Note 3 above). The adjustment for these items is consistent with our internal presentation, and the tax adjustment is provided for our investors to reflect a more appropriate effective tax rate. This non-GAAP measure should be used in addition to and not as a substitute for net loss provided in our Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our ongoing operations and financial performance from period to period.

Loss per share (EPS) before special items—is defined as diluted EPS calculated based on the net loss before special items. This non-GAAP measure should be used in addition to and not as a substitute for our loss per share calculated in accordance with GAAP as provided in the Consolidated Statements of Operations. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and allows investors to more easily compare our EPS from ongoing operations and financial performance from period to period.

Three Months Ended June 30, 2008 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(63)	$(251)	$(4.36)

Adjustments for special items:
Sale of assets	(17)	(11)	(0.19)
Severance	17	16	0.28
Closure costs, impairment and other related charges	13	13	0.23
Foreign exchange	—	11	0.19
Tax adjustments	—	72	1.25

GAAP as adjusted for special items	$(50)	$(150)	$(2.60)

Three Months Ended March 31, 2008 (unaudited, in millions except per share amounts)	Operating (loss) income	Net (loss) income	EPS
GAAP as reported	$(149)	$(248)	$(4.32)

Adjustments for special items:
Sale of assets	(23)	(16)	(0.27)
Severance	8	7	0.13
Closure costs, impairment and other related charges	10	10	0.17
Foreign exchange	—	(44)	(0.77)
Tax adjustments	—	76	1.32

GAAP as adjusted for special items	$(154)	$(215)	$(3.74)

(6)	A reconciliation of our operating income (loss) reported under GAAP to our use of the non-GAAP measure of EBITDA by reportable segment is presented in the tables below. EBITDA by reportable segment is defined as operating income (loss) from our Consolidated Statements of Operations, allocated to our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," adjusted by depreciation, amortization and cost of timber harvested. We believe that this non-GAAP measure allows investors to more easily compare the ongoing operations and financial performance of our reportable segments from period to period. Internally, we use this EBITDA by reportable segment measure as an indicator of a reportable segment's performance. Therefore, this non-GAAP measure is consistent with our internal presentation. We believe that this non-GAAP measure is useful because it is consistent with our internal presentation and performance analysis and allows investors to more easily compare our ongoing financial performance from period to period. This non-GAAP measure should be used in addition to and not as a substitute for operating income (loss) by reportable segment provided in the notes to our Consolidated Financial Statements in our quarterly filings with the Securities and Exchange Commission.

Three Months Ended June 30, 2008 (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$(63)	$187

Allocated to reportable segments:
Newsprint	1	80	$81
Coated papers	35	10	45
Specialty papers	(32)	69	37
Market pulp	21	13	34
Wood products	(13)	11	(2)
Corporate and other	(75)	4

GAAP as reported	$(63)	$187

Three Months Ended March 31, 2008 (unaudited, in millions)	Operating (loss) income	Depreciation, amortization and cost of timber harvested	EBITDA by Reportable Segment
GAAP as reported	$(149)	$191

Allocated to reportable segments:
Newsprint	(69)	83	$14
Coated papers	34	10	44
Specialty papers	(39)	69	30
Market pulp	31	14	45
Wood products	(35)	11	(24)
Corporate and other	(71)	4

GAAP as reported	$(149)	$191